WEIRTON STEEL CORPORATION

The following advertisement will be used in two newspapers and placed on billboards around Weirton, WV after this date.





WEIRTON STEEL CORPORATION NEEDS YOUR VOTE

PLEASE MARK YOUR PROXY --FOR-- THE AMENDMENTS.